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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDTRONIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-0793183
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(Address of Principal Executive Office and Zip Code)

MEDTRONIC, INC.
Stock Options of Spinal Dynamics Corporation
1998 Stock Incentive Compensation Plan
(Full Title of the Plan)

Richard F. Hamm, Jr.
Vice President and Deputy General Counsel
Medtronic, Inc.
World Headquarters
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John F. Wurm, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402-1425
(612) 492-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $.10 par value(3)	347,209 Shares	$1.62	$562,478.58	$51.75

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the plans.

(2)
The per share exercise prices of the options being registered range from $0.57 to $1.62. Calculated pursuant to Rule 457(h) based on the aggregate price at which the options may be exercised, assuming that the per share exercise price of all of the options being registered is $1.62.

(3)
Each share of Medtronic common stock includes a Preferred Stock Purchase Right pursuant to Medtronic's Shareholder Rights Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

  (a)
  The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or either (I) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed or (II) the Registrant's effective registration statement on Form 10 or 10-SB filed under the Securities Exchange Act of 1934 containing audited financial statements for the Registrant's latest fiscal year;

  (b)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant document referred to in (a) above;

  (c)
  If the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, the description of such class of securities contained in a registration statement filed under such Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Minnesota corporate law, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements, expenses and disbursements incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. The Registrant's Articles of Incorporation and Bylaws do not limit the Registrant's obligation to indemnify such persons.

        The Registrant's Articles of Incorporation limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws or (v) any transaction from which the director derives an improper personal benefit.

        Subject to exclusions and limitations, the Registrant maintains certain insurance coverage against liability which a director or officer may incur in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

  4.1
  Medtronic Restated Articles of Incorporation, as amended to date—incorporated herein by reference to Exhibit 3.1 in Medtronic's Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001.

  4.2
  Medtronic Bylaws, as amended to date—incorporated herein by reference to Exhibit 3.2 in Medtronic's Annual Report on Form 10-K for the year ended April 26, 2002, filed with the Commission on July 19, 2002.

  4.3
  Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including as: Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc.; and Exhibit B thereto, the form of Preferred Stock Purchase Right Certificate—incorporated herein by reference to Exhibit 4.1 to Medtronic, Inc.'s Form 8-A filed on November 3, 2000.

  5
  Opinion and Consent of Fredrikson & Byron, P.A., counsel to the Registrant.

  23.1
  Consent of Fredrikson & Byron, P.A.—included in their opinion filed as Exhibit 5.

  23.2
  Consent of independent accountants.

  24
  Power of Attorney.

Item 9. Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2)  That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 18th day of October, 2002.

MEDTRONIC, INC.
By	/s/ ARTHUR D. COLLINS, JR. Arthur D. Collins, Jr. Chairman, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: October 18, 2002		/s/ ARTHUR D. COLLINS, JR. Arthur D. Collins, Jr. Chairman, Chief Executive Officer and Director (principal executive officer)
Dated: October 18, 2002		/s/ ROBERT L. RYAN Robert L. Ryan Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
Michael R. Bonsignore*	)
William R. Brody, M.D., Ph.D.*	)
Antonio M. Gotto, Jr., M.D., D.Phil*	)
Bernadine P. Healy, M.D.*	)	Directors
Denise M. O'Leary*	)
Jean-Pierre Rosso*	)
Jack W. Schuler*	)
Gordon M. Sprenger*	)

        *David J. Scott, by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: October 18, 2002	/s/ DAVID J. SCOTT David J. Scott Attorney-In-Fact

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

MEDTRONIC, INC.

Form S-8 Registration Statement

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1
Medtronic Restated Articles of Incorporation, as amended to date—incorporated herein by reference to Exhibit 3.1 in Medtronic's Annual Report on Form 10-K for the fiscal year ended April 27, 2001, filed with the Commission on July 26, 2001
4.2
Medtronic Bylaws, as amended to date—incorporated herein by reference to Exhibit 3.2 in Medtronic's Annual Report on Form 10-K for the year ended April 26, 2002, filed with the Commission on July 19, 2002
4.3
Rights Agreement, dated as of October 26, 2000, between Medtronic, Inc. and Wells Fargo Bank Minnesota, N.A., including as: Exhibit A thereto, the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Shares of Medtronic, Inc.; and Exhibit B thereto, the form of Preferred Stock Purchase Right Certificate—incorporated herein by reference to Exhibit 4.1 to Medtronic, Inc.'s Form 8-A filed on November 3, 2000.
5	Opinion and Consent of counsel regarding securities being registered
23.1	Consent of counsel (See Exhibit 5)
23.2	Consent of independent accountants
24	Power of Attorney

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX